Exhibit 99.1
Coca-Cola Reports First Quarter 2022 Results

Global Unit Case Volume Grew 8%

Net Revenues Grew 16%;
Organic Revenues (Non-GAAP) Grew 18%

Operating Income Grew 25%;
Comparable Currency Neutral Operating Income (Non-GAAP) Grew 24%

Operating Margin Was 32.5% Versus 30.2% in the Prior Year;
Comparable Operating Margin (Non-GAAP) Was 31.4% Versus 31.0% in the Prior Year

EPS Grew 23% to $0.64; Comparable EPS (Non-GAAP) Grew 16% to $0.64

ATLANTA, April 25, 2022 – The Coca-Cola Company today reported first quarter 2022 results, showing continued momentum in our marketplace performance. “We are pleased with our first quarter results as our company continues to execute effectively in a highly dynamic and uncertain operating environment,” said James Quincey, Chairman and CEO of The Coca-Cola Company. “We remain true to our purpose and are staying close to consumers. We are confident in our full-year guidance, and we are well-equipped to win in all types of environments as we fuel strong topline momentum and create value for our stakeholders.”

Highlights

Quarterly Performance
•Revenues: Net revenues grew 16% to $10.5 billion, and organic revenues (non-GAAP) grew 18%. Revenue performance included 7% growth in price/mix and 11% growth in concentrate sales. Concentrate sales were 3 points ahead of unit case volume, largely due to the timing of concentrate shipments in the current quarter, partially offset by the impact of one less day in the quarter.
•Margin: Operating margin, which included items impacting comparability, was 32.5% versus 30.2% in the prior year, while comparable operating margin (non-GAAP) was 31.4% versus 31.0% in the prior year. Operating margin expansion was primarily driven by strong topline growth, partially offset by an increase in marketing investments versus the prior year, the impact of the BODYARMOR acquisition and currency headwinds.
•Earnings per share: EPS grew 23% to $0.64, and comparable EPS (non-GAAP) grew 16% to $0.64. Comparable EPS (non-GAAP) performance included the impact of an 8-point currency headwind.
•Market share: The company gained value share in total nonalcoholic ready-to-drink (NARTD) beverages, which included share gains in both at-home and away-from-home channels.

•Cash flow: Cash flow from operations was approximately $620 million, a decline of $1.0 billion versus the prior year, as strong business performance was more than offset by the impact of cycling the timing of working capital benefits in the prior year and higher 2021 annual incentives in the current year. Free cash flow (non-GAAP) was approximately $400 million, a decline of $1.0 billion versus the prior year.

Company Updates
•Support for employees and people in Ukraine: The company and its bottling partners continue to prioritize the safety of associates and their families in Ukraine. The company has activated relief funds to provide urgent financial assistance to all Ukraine-based system employees. To support humanitarian relief efforts in the region, the company, its global bottling partners and The Coca-Cola Foundation have committed to contributions and product donations totaling nearly $15 million. This funding will support further relief efforts by the Red Cross and other organizations operating in Ukraine and neighboring countries, helping millions of displaced people.
•Driving beverage incidence through end-to-end consumer engagement: The company is continuing to leverage insights and passion points to improve its connection with existing and potential consumers. The company launched the “Magic Weekends” campaign for Trademark Coca-Cola, which is the next chapter of the “Real Magic” platform. The company is partnering with food service aggregators across all nine of its operating units for this campaign, with a strong focus on Coca-Cola Zero Sugar. The campaign, which is the largest “Coke and Meals” activation by the company planned for 2022, launched in the North America market with DoorDash as a delivery partner. Through this campaign, the company will optimize consumers’ digital purchasing experience by engaging with consumers at the point-of-sale, driving beverage incidence intended to create value for all stakeholders.
•Building a competitive edge through excellence in revenue growth management (RGM): The company, in close alignment with its bottling partners, continues to raise the bar in integrated execution to deliver value to its customers and consumers in an inflationary environment. Accelerated cost pressures and ongoing supply challenges continue across markets, and the company is leveraging RGM to provide compelling customer and consumer solutions by segmenting markets based on occasion, brand, price, package and channel. For example, in India, the company is increasing its consumer base by expanding affordable offerings at key transaction-driving price points through the use of single-serve packages. In the first quarter, this strategy yielded strong results with more than 500 million incremental transactions added in India, up nearly 20% versus the prior year. Approximately 70% of these incremental transactions were driven by small packages such as returnable glass bottles and affordable, single-serve PET packages.
•Partnering to make a difference and create shared value: The company continues to focus on issues that have a measurable, positive impact on communities as well as create opportunities for business growth. The company and its bottling partners are investing in various partnerships in order to expand the collection infrastructure and increase recycling in many markets, including Australia, Brazil, Japan and Mexico, while also expanding our reusable packaging portfolio. As part of a global partnership with the company, The Ocean Cleanup launched its trash collection system for testing in Vietnam. The system will intercept plastic debris in primary waterways before it can reach the ocean. Actions such as these help drive packaging circularity and support the company’s World Without Waste initiatives, including recyclability, virgin plastic reduction, reusable packaging and the company’s goal to collect and recycle a bottle or can for every one it sells by 2030.

Operating Review – Three Months Ended April 1, 2022
Revenues and Volume

Percent Change	Concentrate Sales[1]	Price/Mix	Currency Impact	Acquisitions, Divestitures and Structural Changes, Net	Reported Net Revenues	Organic Revenues[2]	Unit Case Volume[3]
Consolidated	11	7	(4)	3	16	18	8
Europe, Middle East & Africa	15	6	(9)	0	13	22	11
Latin America	20	19	(6)	0	34	39	9
North America	3	11	0	8	22	14	5
Asia Pacific	0	6	(5)	0	1	5	4
Global Ventures[4]	22	12	(6)	0	28	34	23
Bottling Investments	7	5	(5)	0	8	12	8
Operating Income and EPS

Percent Change	Reported Operating Income	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated	25	7	(6)	24
Europe, Middle East & Africa	23	7	(10)	26
Latin America	38	0	(5)	42
North America	33	14	0	19
Asia Pacific	(3)	2	(5)	0
Global Ventures	94	19	(5)	79
Bottling Investments	37	(5)	(8)	50

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated EPS	23	7	(8)	24

Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes, if any.
2 Organic revenues, comparable currency neutral operating income and comparable currency neutral EPS are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.
3 Unit case volume is computed based on average daily sales.
4 Due to the combination of multiple business models in the Global Ventures operating segment, the composition of concentrate sales and     price/mix may fluctuate materially on a periodic basis. Therefore, the company places greater focus on revenue growth as the best indicator     of underlying performance of the Global Ventures operating segment.

In addition to the data in the preceding tables, operating results included the following:

Consolidated
•Unit case volume grew 8%, with broad-based growth across all operating segments. Volume performance was driven by continued investments in the marketplace and a benefit from cycling the impact of the pandemic in the prior year. Developed markets as well as developing and emerging markets grew high single digits. Growth in developed markets was led by the United States, the United Kingdom and Mexico, while growth in developing and emerging markets was led by Brazil and India.

Category performance was as follows:
◦Sparkling soft drinks grew 7%, driven by growth across all geographic operating segments, primarily Europe, Middle East & Africa and Latin America. Trademark Coca-Cola grew 6%, driven by growth across all geographic operating segments. Coca-Cola® Zero Sugar grew 14%, driven by double-digit growth across all geographic operating segments. Sparkling flavors grew 7%, led by Europe, Middle East & Africa and Latin America.
◦Nutrition, juice, dairy and plant-based beverages grew 12%, led by fairlife® in the United States, Minute Maid® Pulpy in China and Maaza® in India.
◦Hydration, sports, coffee and tea grew 10%. Hydration grew 8%, led by strong growth in Latin America and Europe, Middle East & Africa. Sports drinks grew 22%, primarily driven by strong growth of BODYARMOR and Powerade®. Tea grew 8%, led by growth in Brazil, Japan and Mexico. Coffee grew 27%, primarily driven by cycling the impact of Costa retail store closures in the United Kingdom in the prior year and continued expansion of Costa coffee across markets.
•Price/mix grew 7%, driven by pricing actions in the marketplace along with favorable channel and package mix due to cycling the impact of the pandemic in the prior year. Price/mix further benefited by positive segment mix. Concentrate sales were 3 points ahead of unit case volume, largely due to the timing of concentrate shipments in the current quarter, partially offset by the impact of one less day in the quarter.
•Operating income grew 25%, which included items impacting comparability and a 6-point currency headwind. Comparable currency neutral operating income (non-GAAP) grew 24%, driven by strong organic revenue (non-GAAP) growth across all operating segments, including a benefit from the timing of concentrate shipments in certain operating segments. This was partially offset by an increase in marketing investments versus the prior year.

Europe, Middle East & Africa
•Unit case volume grew 11%, driven by investments in the marketplace and a benefit from cycling the impact of the pandemic in the prior year. Volume performance included strong growth in Western Europe, Egypt and Pakistan.
•Price/mix grew 6%, driven by pricing actions along with favorable channel and package mix due to cycling the impact of the pandemic in the prior year, in addition to inflationary pricing in Turkey. Concentrate sales were 4 points ahead of unit case volume, largely due to the timing of concentrate shipments in the current quarter, partially offset by the impact of one less day in the quarter.
•Operating income grew 23%, which included items impacting comparability and an 11-point currency headwind. Comparable currency neutral operating income (non-GAAP) grew 26%, primarily driven by strong organic revenue (non-GAAP) growth across all operating units, including a benefit from the timing of concentrate shipments in certain operating units. This was partially offset by an increase in marketing investments versus the prior year.
•The company gained value share in total NARTD beverages with share gains across most categories.

Latin America
•Unit case volume grew 9%, with strong growth across most categories. Growth was led by Mexico, Brazil, Argentina and Colombia.
•Price/mix grew 19%, driven by pricing actions in the marketplace and favorable channel and package mix, in addition to inflationary pricing in Argentina. Concentrate sales were 11 points ahead of unit case volume, largely due to the timing of concentrate shipments in the current quarter, partially offset by the impact of one less day in the quarter.
•Operating income grew 38%, which included a 7-point currency headwind. Comparable currency neutral operating income (non-GAAP) grew 42%, primarily driven by strong organic revenue (non-GAAP) growth, which included a benefit from the timing of concentrate shipments, partially offset by an increase in marketing investments versus the prior year.
•The company lost value share in total NARTD beverages as share gains in sparkling flavors, tea and coffee were more than offset by pressure in other categories.

North America
•Unit case volume grew 5%. Growth was driven by further recovery in the fountain business as coronavirus related uncertainty continued to abate. Sparkling soft drinks and sports drinks led growth during the quarter.
•Price/mix grew 11%, primarily driven by pricing actions in the marketplace, continued recovery in the fountain business and away-from-home channels, and strong growth in premium offerings. Price/mix growth included a benefit resulting from the timing of price increases in the prior year. Concentrate sales were 2 points behind unit case volume, primarily due to the impact of one less day in the quarter.
•Operating income grew 33%, which included items impacting comparability. Comparable currency neutral operating income (non-GAAP) grew 19%, driven by strong organic revenue (non-GAAP) growth, partially offset by an increase in marketing investments versus the prior year.
•The company gained value share in total NARTD beverages, driven by continued recovery in away-from-home channels along with strong performance in at-home channels across most categories.

Asia Pacific
•Unit case volume grew 4%, driven by India and the Philippines, partially offset by pressure in China due to reduced consumer mobility resulting from a resurgence in COVID-19 cases. Growth was led by Trademark Coca-Cola and sparkling flavors.
•Price/mix grew 6%, driven by pricing actions in the marketplace, favorable channel and package mix, and positive geographic mix. Concentrate sales were 4 points behind unit case volume due to the timing of shipments in the current quarter along with the impact of one less day in the quarter.
•Operating income declined 3%, which included items impacting comparability and a 5-point currency headwind. Comparable currency neutral operating income (non-GAAP) was even, primarily driven by solid organic revenue (non-GAAP) growth, partially offset by an increase in marketing investments versus the prior year.
•The company gained value share in total NARTD beverages led by share gains in Japan, Australia and the Philippines.

Global Ventures
•Net revenues grew 28% and organic revenues (non-GAAP) grew 34%. Net revenues included a 6-point currency headwind. Revenue growth benefited from cycling the impact of Costa retail store closures in the United Kingdom in the prior year.
•Operating income growth and comparable currency neutral operating income (non-GAAP) growth were driven by strong organic revenue (non-GAAP) growth.

Bottling Investments
•Unit case volume grew 8%, driven by strong growth in the key markets of India and the Philippines.
•Price/mix grew 5%, driven by pricing actions across key markets.
•Operating income grew 37%, which included items impacting comparability and a 7-point headwind from currency. Comparable currency neutral operating income (non-GAAP) grew 50%, driven by strong organic revenue (non-GAAP) growth.

Outlook
The 2022 outlook information provided below includes forward-looking non-GAAP financial measures, which management uses in measuring performance. The company is not able to reconcile full-year 2022 projected organic revenues (non-GAAP) to full-year 2022 projected reported net revenues, full-year 2022 projected comparable net revenues (non-GAAP) to full-year 2022 projected reported net revenues, full-year 2022 projected comparable cost of goods sold (non-GAAP) to full-year 2022 projected reported cost of goods sold, full-year 2022 projected underlying effective tax rate (non-GAAP) to full-year 2022 projected reported effective tax rate, full-year 2022 projected comparable currency neutral EPS (non-GAAP) to full-year 2022 projected reported EPS or full-year 2022 projected comparable EPS (non-GAAP) to full-year 2022 projected reported EPS without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates throughout 2022; the exact timing and amount of acquisitions, divestitures and/or structural changes throughout 2022; the exact timing and amount of items impacting comparability throughout 2022; and the actual impact of changes in commodity costs throughout 2022. The unavailable information could have a significant impact on the company’s full-year 2022 reported financial results.
Full Year 2022
On March 8, 2022, the company announced the suspension of its business in Russia as a result of the conflict in Ukraine. The approximate direct impacts of this are estimated to be as follows:
•1% impact to unit case volume
•1% to 2% impact to net revenues and operating income
•$0.04 impact to comparable EPS (non-GAAP)
These estimated impacts are reflected in the outlook commentary below.
The company expects to deliver organic revenue (non-GAAP) growth of 7% to 8%. – No Change
For comparable net revenues (non-GAAP), the company expects a 2% to 3% currency headwind based on the current rates and including the impact of hedged positions, in addition to a 3% tailwind from acquisitions. – No Change
The company expects commodity price inflation to be a mid single-digit percentage headwind on comparable cost of goods sold (non-GAAP), based on the current rates and including the impact of hedged positions. – No Change
The company’s underlying effective tax rate (non-GAAP) is estimated to be 19.5%. This does not include the impact of ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail. – Updated

Given the above considerations, the company expects to deliver comparable currency neutral EPS (non-GAAP) growth of 8% to 10% and comparable EPS (non-GAAP) growth of 5% to 6%, versus $2.32 in 2021. – No Change
Comparable EPS (non-GAAP) percentage growth is expected to include a 3% to 4% currency headwind based on the current rates and including the impact of hedged positions, in addition to a minimal tailwind from acquisitions. – No Change
The company expects to generate free cash flow (non-GAAP) of approximately $10.5 billion through cash flow from operations of approximately $12.0 billion, less capital expenditures of approximately $1.5 billion. This does not include any potential payments related to ongoing tax litigation with the U.S. Internal Revenue Service. – No Change
Second Quarter 2022 Considerations – New
Comparable net revenues (non-GAAP) are expected to include an approximate 4% currency headwind based on the current rates and including the impact of hedged positions, in addition to a 3% tailwind from acquisitions.
Comparable EPS (non-GAAP) percentage growth is expected to include an approximate 4% currency headwind based on the current rates and including the impact of hedged positions.

Notes
•All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period, unless otherwise noted.
•All references to volume and volume percentage changes indicate unit case volume, unless otherwise noted. All volume percentage changes are computed based on average daily sales, unless otherwise noted. “Unit case” means a unit of measurement equal to 192 U.S. fluid ounces of finished beverage (24 eight-ounce servings), with the exception of unit case equivalents for Costa non-ready-to-drink beverage products which are primarily measured in number of transactions. “Unit case volume” means the number of unit cases (or unit case equivalents) of company beverages directly or indirectly sold by the company and its bottling partners to customers or consumers.
•“Concentrate sales” represents the amount of concentrates, syrups, beverage bases, source waters and powders/minerals (in all instances expressed in unit case equivalents) sold by, or used in finished beverages sold by, the company to its bottling partners or other customers. For Costa non-ready-to-drink beverage products, “concentrate sales” represents the amount of beverages, primarily measured in number of transactions (in all instances expressed in unit case equivalents) sold by the company to customers or consumers. In the reconciliation of reported net revenues, “concentrate sales” represents the percent change in net revenues attributable to the increase (decrease) in concentrate sales volume for the geographic operating segments and the Global Ventures operating segment after considering the impact of structural changes, if any. For the Bottling Investments operating segment, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes, if any. The Bottling Investments operating segment reflects unit case volume growth for consolidated bottlers only.
•“Price/mix” represents the change in net operating revenues caused by factors such as price changes, the mix of products and packages sold, and the mix of channels and geographic territories where the sales occurred.
•First quarter 2022 financial results were impacted by one less day as compared to first quarter 2021, and fourth quarter 2022 financial results will be impacted by one additional day as compared to fourth quarter 2021. Unit case volume results for the quarters are not impacted by the variances in days due to the average daily sales computation referenced above.

Conference Call
The company is hosting a conference call with investors and analysts to discuss first quarter 2022 operating results today, April 25, 2022, at 8:30 a.m. ET. The company invites participants to listen to a live webcast of the conference call on the company’s website, http://www.coca-colacompany.com, in the “Investors” section. An audio replay in downloadable digital format and a transcript of the call will be available on the website within 24 hours following the call. Further, the “Investors” section of the website includes certain supplemental information and a reconciliation of non-GAAP financial measures to the company’s results as reported under GAAP, which may be used during the call when discussing financial results.

Contacts:
Investors and Analysts: Tim Leveridge, koinvestorrelations@coca-cola.com
Media: Scott Leith, sleith@coca-cola.com

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Three Months Ended
	April 1, 2022	April 2, 2021	% Change
Net Operating Revenues	$10,491	$9,020	16
Cost of goods sold	4,091	3,505	17
Gross Profit	6,400	5,515	16
Selling, general and administrative expenses	2,967	2,669	11
Other operating charges	28	124	(77)
Operating Income	3,405	2,722	25
Interest income	78	66	20
Interest expense	182	442	(59)
Equity income (loss) — net	262	279	(6)
Other income (loss) — net	(105)	138	—
Income Before Income Taxes	3,458	2,763	25
Income taxes	665	508	31
Consolidated Net Income	2,793	2,255	24
Less: Net income (loss) attributable to noncontrolling interests	12	10	17
Net Income Attributable to Shareowners of The Coca-Cola Company	$2,781	$2,245	24
Basic Net Income Per Share[1]	$0.64	$0.52	23
Diluted Net Income Per Share[1]	$0.64	$0.52	23
Average Shares Outstanding	4,332	4,307	1
Effect of dilutive securities	25	23	6
Average Shares Outstanding Assuming Dilution	4,357	4,330	1
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 Calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(UNAUDITED)
(In millions except par value)

	April 1, 2022	December 31, 2021
ASSETS
Current Assets
Cash and cash equivalents	$7,681	$9,684
Short-term investments	736	1,242
Total Cash, Cash Equivalents and Short-Term Investments	8,417	10,926
Marketable securities	1,939	1,699
Trade accounts receivable, less allowances of $512 and $516, respectively	4,641	3,512
Inventories	3,741	3,414
Prepaid expenses and other current assets	3,418	2,994
Total Current Assets	22,156	22,545
Equity method investments	18,198	17,598
Other investments	788	818
Other noncurrent assets	6,392	6,731
Deferred income tax assets	2,006	2,129
Property, plant and equipment — net	9,784	9,920
Trademarks with indefinite lives	14,388	14,465
Goodwill	19,598	19,363
Other intangible assets	754	785
Total Assets	$94,064	$94,354
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$13,272	$14,619
Loans and notes payable	3,610	3,307
Current maturities of long-term debt	1,039	1,338
Accrued income taxes	866	686
Total Current Liabilities	18,787	19,950
Long-term debt	37,052	38,116
Other noncurrent liabilities	8,252	8,607
Deferred income tax liabilities	3,132	2,821
The Coca-Cola Company Shareowners’ Equity
Common stock, $0.25 par value; authorized — 11,200 shares; issued — 7,040 shares	1,760	1,760
Capital surplus	18,388	18,116
Reinvested earnings	69,969	69,094
Accumulated other comprehensive income (loss)	(13,340)	(14,330)
Treasury stock, at cost — 2,709 and 2,715 shares, respectively	(51,932)	(51,641)
Equity Attributable to Shareowners of The Coca-Cola Company	24,845	22,999
Equity attributable to noncontrolling interests	1,996	1,861
Total Equity	26,841	24,860
Total Liabilities and Equity	$94,064	$94,354

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(UNAUDITED)
(In millions)

	Three Months Ended
	April 1, 2022	April 2, 2021
Operating Activities
Consolidated net income	$2,793	$2,255
Depreciation and amortization	324	366
Stock-based compensation expense	87	58
Deferred income taxes	41	377
Equity (income) loss — net of dividends	(247)	(250)
Foreign currency adjustments	100	(20)
Significant (gains) losses — net	25	1
Other operating charges	38	69
Other items	(70)	157
Net change in operating assets and liabilities	(2,468)	(1,377)
Net Cash Provided by Operating Activities	623	1,636
Investing Activities
Purchases of investments	(835)	(1,466)
Proceeds from disposals of investments	1,323	1,375
Acquisitions of businesses, equity method investments and nonmarketable securities	(5)	(4)
Proceeds from disposals of businesses, equity method investments and nonmarketable securities	218	2
Purchases of property, plant and equipment	(217)	(216)
Proceeds from disposals of property, plant and equipment	16	11
Other investing activities	(354)	17
Net Cash Provided by (Used in) Investing Activities	146	(281)
Financing Activities
Issuances of debt	1,052	5,588
Payments of debt	(1,045)	(3,044)
Issuances of stock	449	183
Purchases of stock for treasury	(546)	(104)
Dividends	(1,906)	(1,810)
Other financing activities	(979)	(449)
Net Cash Provided by (Used in) Financing Activities	(2,975)	364
Effect of Exchange Rate Changes on Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents	173	(18)
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents during the period	(2,033)	1,701
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	10,025	7,110
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents at End of Period	7,992	8,811
Less: Restricted cash and restricted cash equivalents at end of period	311	327
Cash and Cash Equivalents at End of Period	$7,681	$8,484

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments and Corporate
(UNAUDITED)
(In millions)

Three Months Ended

	Net Operating Revenues[1]			Operating Income (Loss)			Income (Loss) Before Income Taxes
	April 1, 2022	April 2, 2021	% Fav. / (Unfav.)	April 1, 2022	April 2, 2021	% Fav. / (Unfav.)	April 1, 2022	April 2, 2021	% Fav. / (Unfav.)
Europe, Middle East & Africa	$1,833	$1,623	13	$1,007	$820	23	$1,023	$830	23
Latin America	1,214	909	34	760	552	38	757	555	36
North America	3,590	2,937	22	1,056	792	33	1,064	816	30
Asia Pacific	1,411	1,402	1	664	686	(3)	670	695	(4)
Global Ventures	729	570	28	51	26	94	56	27	107
Bottling Investments	2,044	1,896	8	193	141	37	393	317	24
Corporate	25	17	45	(326)	(295)	(10)	(505)	(477)	(6)
Eliminations	(355)	(334)	(6)	—	—	—	—	—	—
Consolidated	$10,491	$9,020	16	$3,405	$2,722	25	$3,458	$2,763	25
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 During the three months ended April 1, 2022, intersegment revenues were $172 million for Europe, Middle East & Africa, $1 million for North America, $180 million for Asia Pacific and $2 million for Bottling Investments. During the three months ended April 2, 2021, intersegment revenues were $161 million for Europe, Middle East & Africa, $1 million for North America, $170 million for Asia Pacific and $2 million for Bottling Investments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures: “comparable net revenues,” “comparable currency neutral net revenues,” “organic revenues,” “comparable cost of goods sold,” “comparable operating margin,” “underlying operating margin,” “comparable operating income,” “comparable currency neutral operating income,” “comparable EPS,” “comparable currency neutral EPS,” “underlying effective tax rate” and “free cash flow,” each of which is defined below. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors’ ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of each of these non-GAAP financial measures to GAAP information are also included below. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the company’s performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.
DEFINITIONS
•“Currency neutral operating results” are determined by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results, by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived current period local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the company’s financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.
•“Structural changes” generally refer to acquisitions and divestitures of bottling operations, including the impact of intercompany transactions between our operating segments.
•“Comparable net revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Comparable currency neutral net revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) as well as the impact of changes in foreign currency exchange rates. Management believes the comparable net revenues (non-GAAP) growth measure and the comparable currency neutral net revenues (non-GAAP) growth measure provide investors with useful supplemental information to enhance their understanding of the company’s revenue performance and trends by improving their ability to compare our period-to-period results. “Organic revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for the impact of acquisitions, divestitures and structural changes, as applicable, and the impact of changes in foreign currency exchange rates. Management believes the organic revenue (non-GAAP) growth measure provides users with useful supplemental information regarding the company’s ongoing revenue performance and trends by presenting revenue growth excluding the impact of foreign exchange as well as the impact of acquisitions, divestitures and structural changes. In 2021, the company acquired the remaining ownership interest in BODYARMOR. The impact of acquiring BODYARMOR has been included in acquisitions, divestitures and structural changes in our analysis of net operating revenues on a consolidated basis as well as for the North America operating segment for the three months ended April 1, 2022.
•“Comparable cost of goods sold” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). Management believes comparable cost of goods sold (non-GAAP) provides users with useful supplemental information regarding the company’s ongoing cost of goods sold by improving their ability to compare our period-to-period results.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
•“Comparable operating income” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Comparable currency neutral operating income” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) and the impact of changes in foreign currency exchange rates. “Comparable operating margin” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Underlying operating margin” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below), the impact of changes in foreign currency exchange rates, and the impact of acquisitions, divestitures and structural changes, as applicable. Management uses these non-GAAP financial measures to evaluate the company’s performance and make resource allocation decisions. Further, management believes the comparable operating income (non-GAAP) growth measure, comparable currency neutral operating income (non-GAAP) growth measure, comparable operating margin (non-GAAP) measure and underlying operating margin (non-GAAP) measure enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company’s underlying business performance and trends by improving their ability to compare our period-to-period financial results.
•“Comparable EPS” and “comparable currency neutral EPS” are non-GAAP financial measures that exclude or have otherwise been adjusted for items impacting comparability (discussed further below). Comparable currency neutral EPS (non-GAAP) has also been adjusted for the impact of changes in foreign currency exchange rates. Management uses these non-GAAP financial measures to evaluate the company’s performance and make resource allocation decisions. Further, management believes the comparable EPS (non-GAAP) and comparable currency neutral EPS (non-GAAP) growth measures enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company’s underlying business performance and trends by improving their ability to compare our period-to-period financial results.
•“Underlying effective tax rate” is a non-GAAP financial measure that represents the estimated annual effective income tax rate on income before income taxes, which excludes or has otherwise been adjusted for items impacting comparability (discussed further below).
•“Free cash flow” is a non-GAAP financial measure that represents net cash provided by operating activities less purchases of property, plant and equipment. Management uses this non-GAAP financial measure to evaluate the company’s performance and make resource allocation decisions.
ITEMS IMPACTING COMPARABILITY
The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as “items impacting comparability” based on how management views our business; makes financial, operating, compensation and planning decisions; and evaluates the company’s ongoing performance. Items such as charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as pertaining to different and unrelated underlying activities or events across comparable periods, are generally considered “items impacting comparability.” Items impacting comparability include, but are not limited to, asset impairments, charges related to our strategic realignment initiatives, charges related to our productivity and reinvestment initiatives, and transaction gains/losses including associated costs, in each case when exceeding a U.S. dollar threshold. Also included are our proportionate share of similar items incurred by our equity method investees, timing differences related to our economic (non-designated) hedging activities, and timing differences related to unrealized mark-to-market adjustments of equity securities and trading debt securities, regardless of size. In addition, we provide the impact that changes in foreign currency exchange rates had on our financial results (“currency neutral operating results” defined above).

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Strategic Realignment
In August 2020, the company announced strategic steps to transform our organizational structure in an effort to better enable us to capture growth in the fast-changing marketplace. The company has transformed into a networked global organization comprised of operating units, category leads, platform services and the center. The operating units are highly interconnected with more consistency in their structure and a focus on eliminating duplication of resources and scaling new products more quickly. The global marketing category leadership teams primarily focus on innovation as well as marketing efficiency and effectiveness. The center provides strategy, governance and scale for global initiatives. The operating units, global marketing category leadership teams, and the center are supported by platform services, which focuses on providing efficient and scaled global services and capabilities including, but not limited to, governance, transactional work, data management, consumer analytics, digital commerce and social/digital hubs. During the three months ended April 1, 2022, the company recorded income of $1 million, primarily related to a revision to estimated severance costs accrued in the prior year. During the three months ended April 2, 2021, the company recorded a net charge of $147 million, primarily related to severance costs and pension settlement charges associated with our strategic realignment initiatives.
Productivity and Reinvestment
During the three months ended April 1, 2022 and April 2, 2021, the company recorded charges of $10 million and $18 million, respectively. The costs incurred were primarily related to certain remaining initiatives designed to further simplify and standardize our organization.
Equity Investees
During the three months ended April 1, 2022 and April 2, 2021, the company recorded net gains of $5 million and $37 million, respectively. These amounts represent the company’s proportionate share of significant operating and nonoperating items recorded by certain of our equity method investees.
Transaction Gains/Losses
During the three months ended April 1, 2022, the company recognized a gain of $12 million related to the sale of a portion of our ownership interest in an unconsolidated bottling operation. The company also recorded a net loss of $24 million as a result of one of our equity method investees issuing additional shares of its stock.
During the three months ended April 1, 2022 and April 2, 2021, the company recorded charges of $22 million and $4 million, respectively, related to the remeasurement of our contingent consideration liability to fair value in conjunction with our acquisition of fairlife, LLC in 2020.
Other Items
Economic (Non-Designated) Hedges
The company uses derivatives as economic hedges primarily to mitigate the foreign exchange risk for certain currencies, certain interest rate risk, and the price risk associated with the purchase of materials used in our manufacturing processes as well as the purchase of vehicle fuel. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized in earnings.
The company excludes the net impact of mark-to-market adjustments for outstanding hedges and realized gains/losses for settled hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our condensed consolidated statement of income. Management believes this adjustment provides meaningful information related to the impact of our economic hedging activities. During the three months ended April 1, 2022 and April 2, 2021, the net impact of the company’s adjustment related to our economic hedging activities resulted in a decrease of $146 million and an increase of $121 million, respectively, to our non-GAAP income before income taxes.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Unrealized Gains and Losses on Equity and Trading Debt Securities
The company excludes the net impact of unrealized gains and losses resulting from mark-to-market adjustments on our equity and trading debt securities from our non-GAAP financial information until the period in which the underlying securities are sold and the associated gains or losses are realized. Management believes this adjustment provides meaningful information related to the impact of our investments in equity and trading debt securities. During the three months ended April 1, 2022 and April 2, 2021, the net impact of the company’s adjustment related to unrealized gains and losses on our equity and trading debt securities resulted in an increase of $130 million and a decrease of $125 million, respectively, to our non-GAAP income before income taxes.
Extinguishment of Long-Term Debt
During the three months ended April 2, 2021, the company recorded charges of $58 million related to the extinguishment of long-term debt.
Other
During the three months ended April 1, 2022 and April 2, 2021, the company recorded net charges of $12 million and $19 million, respectively, related to restructuring our manufacturing operations in the United States. Additionally, during the three months ended April 1, 2022, the company recorded a net gain of $5 million, which includes the reimbursement of distributor termination fees for BODYARMOR recorded in the prior year partially offset by various transition and transaction costs, employee retention costs and the amortization of noncompete agreements.
During the three months ended April 2, 2021, the company recorded charges of $9 million related to tax litigation.
Certain Tax Matters
During the three months ended April 1, 2022, the company recorded $54 million of excess tax benefits associated with the company’s stock-based compensation arrangements. The company also recorded net income tax expense of $34 million for changes to our uncertain tax positions, including interest and penalties, and recorded a net tax benefit of $4 million associated with return to provision adjustments.
During the three months ended April 2, 2021, the company recorded $21 million of excess tax benefits associated with the company’s stock-based compensation arrangements and recorded a net tax benefit of $6 million related to a change in a tax law in a foreign jurisdiction. The company also recorded net income tax expense of $13 million for changes to our uncertain tax positions, including interest and penalties, as well as for various discrete tax items and recorded income tax expense of $7 million associated with return to provision adjustments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended April 1, 2022
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$10,491	$4,091	$6,400	61.0%	$2,967	$28	$3,405	32.5%
Items Impacting Comparability:
Strategic Realignment	—	—	—		—	1	(1)
Productivity and Reinvestment	—	—	—		—	(10)	10
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(22)	22
Other Items	11	142	(131)		—	3	(134)
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$10,502	$4,233	$6,269	59.7%	$2,967	$—	$3,302	31.4%

	Three Months Ended April 2, 2021
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$9,020	$3,505	$5,515	61.1%	$2,669	$124	$2,722	30.2%
Items Impacting Comparability:
Strategic Realignment	—	—	—		—	(93)	93
Productivity and Reinvestment	—	—	—		—	(18)	18
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(4)	4
Other Items	(1)	51	(52)		—	(9)	(43)
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$9,019	$3,556	$5,463	60.6%	$2,669	$—	$2,794	31.0%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	16	17	16		11	(77)	25
% Currency Impact	(4)	(3)	(5)		(3)	—	(6)
% Change — Currency Neutral (Non-GAAP)	20	20	21		15	—	31

% Change — Comparable (Non-GAAP)	16	19	15		11	—	18
% Comparable Currency Impact (Non-GAAP)	(4)	(3)	(5)		(3)	—	(6)
% Change — Comparable Currency Neutral (Non-GAAP)	20	22	19		15	—	24
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended April 1, 2022
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$182	$262	$(105)	$3,458	$665	19.2%	$2,781	$0.64
Items Impacting Comparability:
Strategic Realignment	—	—	—	(1)	—		(1)	—
Productivity and Reinvestment	—	—	—	10	2		8	—
Equity Investees	—	(5)	—	(5)	1		(6)	—
Transaction Gains/Losses	—	—	12	34	(5)		39	0.01
Other Items	6	—	131	(9)	(7)		(2)	—
Certain Tax Matters	—	—	—	—	24		(24)	(0.01)
Comparable (Non-GAAP)	$188	$257	$38	$3,487	$680	19.5% [2]	$2,795	$0.64

	Three Months Ended April 2, 2021
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$442	$279	$138	$2,763	$508	18.4%	$2,245	$0.52
Items Impacting Comparability:
Strategic Realignment	—	—	54	147	32		115	0.03
Productivity and Reinvestment	—	—	—	18	6		12	—
Equity Investees	—	(37)	—	(37)	(4)		(33)	(0.01)
Transaction Gains/Losses	—	—	—	4	1		3	—
Other Items	(247)	—	(122)	82	19		63	0.01
Certain Tax Matters	—	—	—	—	7		(7)	—
Comparable (Non-GAAP)	$195	$242	$70	$2,977	$569	19.1%	$2,398	$0.55

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]		Net income[3]	Diluted net income per share
% Change — Reported (GAAP)	(59)	(6)	—	25	31		24	23
% Change — Comparable (Non-GAAP)	(3)	6	(47)	17	20		17	16
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters discussed above.
2 This does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.
3 This represents net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

Diluted Net Income Per Share:
Three Months Ended April 1, 2022
% Change — Reported (GAAP)	23
% Currency Impact	(9)
% Change — Currency Neutral (Non-GAAP)	32

% Impact of Items Impacting Comparability (Non-GAAP)	7
% Change — Comparable (Non-GAAP)	16
% Comparable Currency Impact (Non-GAAP)	(8)
% Change — Comparable Currency Neutral (Non-GAAP)	24
Note: Certain columns may not add due to rounding.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Net Operating Revenues by Operating Segment and Corporate:

	Three Months Ended April 1, 2022
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,833	$1,214	$3,590	$1,411	$729	$2,044	$25	$(355)	$10,491
Items Impacting Comparability:
Other Items	(2)	15	—	(2)	—	—	—	—	11
Comparable (Non-GAAP)	$1,831	$1,229	$3,590	$1,409	$729	$2,044	$25	$(355)	$10,502

	Three Months Ended April 2, 2021
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,623	$909	$2,937	$1,402	$570	$1,896	$17	$(334)	$9,020
Items Impacting Comparability:
Other Items	—	—	—	(1)	—	—	—	—	(1)
Comparable (Non-GAAP)	$1,623	$909	$2,937	$1,401	$570	$1,896	$17	$(334)	$9,019

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	13	34	22	1	28	8	45	(6)	16
% Currency Impact	(9)	(6)	0	(5)	(6)	(5)	(2)	—	(4)
% Change — Currency Neutral (Non-GAAP)	22	39	22	5	34	12	47	—	20
% Acquisitions, Divestitures and Structural Changes	0	0	8	0	0	0	0	—	3
% Change — Organic Revenues (Non-GAAP)	22	39	14	5	34	12	47	—	18

% Change — Comparable (Non-GAAP)	13	35	22	1	28	8	45	—	16
% Comparable Currency Impact (Non-GAAP)	(9)	(4)	0	(5)	(6)	(5)	(2)	—	(4)
% Change — Comparable Currency Neutral (Non-GAAP)	22	39	22	5	34	12	47	—	20
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Operating Segment and Corporate:

	Three Months Ended April 1, 2022
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$1,007	$760	$1,056	$664	$51	$193	$(326)	$3,405
Items Impacting Comparability:
Strategic Realignment	(1)	—	—	—	—	—	—	(1)
Productivity and Reinvestment	—	—	—	—	—	—	10	10
Transaction Gains/Losses	—	—	—	—	—	—	22	22
Other Items	(2)	15	(155)	(2)	1	(5)	14	(134)
Comparable (Non-GAAP)	$1,004	$775	$901	$662	$52	$188	$(280)	$3,302

	Three Months Ended April 2, 2021
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$820	$552	$792	$686	$26	$141	$(295)	$2,722
Items Impacting Comparability:
Strategic Realignment	50	11	12	13	—	—	7	93
Productivity and Reinvestment	—	—	—	—	—	—	18	18
Transaction Gains/Losses	—	—	—	—	—	—	4	4
Other Items	—	—	(46)	(1)	3	(8)	9	(43)
Comparable (Non-GAAP)	$870	$563	$758	$698	$29	$133	$(257)	$2,794

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	23	38	33	(3)	94	37	(10)	25
% Currency Impact	(11)	(7)	0	(5)	(5)	(7)	1	(6)
% Change — Currency Neutral (Non-GAAP)	34	45	33	2	99	45	(12)	31

% Impact of Items Impacting Comparability (Non-GAAP)	7	0	14	2	19	(5)	(2)	7
% Change — Comparable (Non-GAAP)	15	38	19	(5)	75	42	(9)	18
% Comparable Currency Impact (Non-GAAP)	(10)	(5)	0	(5)	(5)	(8)	2	(6)
% Change — Comparable Currency Neutral (Non-GAAP)	26	42	19	0	79	50	(10)	24
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions unless noted)

Operating Margin:
	Three Months Ended April 1, 2022	Three Months Ended April 2, 2021	Basis Point Growth (Decline)
Reported Operating Margin (GAAP)	32.45%	30.18%	227
Items Impacting Comparability (Non-GAAP)	1.01%	(0.79)%
Comparable Operating Margin (Non-GAAP)	31.44%	30.97%	47
Comparable Currency Impact (Non-GAAP)	(0.41)%	0.00%
Comparable Currency Neutral Operating Margin (Non-GAAP)	31.85%	30.97%	88
Impact of Acquisitions, Divestitures and Structural Changes on Comparable Currency Neutral Operating Margin (Non-GAAP)	(0.84)%	0.02%
Underlying Operating Margin (Non-GAAP)	32.69%	30.95%	174

Free Cash Flow:
	Three Months Ended April 1, 2022	Three Months Ended April 2, 2021	$ Change
Net Cash Provided by Operating Activities (GAAP)	$623	$1,636	$(1,013)
Purchases of Property, Plant and Equipment (GAAP)	(217)	(216)	(1)
Free Cash Flow (Non-GAAP)	$406	$1,420	$(1,014)

Projected 2022 Free Cash Flow (In billions):
Year Ending December 31, 2022
Net Cash Provided by Operating Activities (GAAP)[1]	$12.0
Purchases of Property, Plant and Equipment (GAAP)	(1.5)
Projected Free Cash Flow (Non-GAAP)	$10.5
1 This does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.

About The Coca-Cola Company
The Coca-Cola Company (NYSE: KO) is a total beverage company with products sold in more than 200 countries and territories. Our company’s purpose is to refresh the world and make a difference. We sell multiple billion-dollar brands across several beverage categories worldwide. Our portfolio of sparkling soft drink brands includes Coca-Cola, Sprite and Fanta. Our hydration, sports, coffee and tea brands include Dasani, smartwater, vitaminwater, Topo Chico, BODYARMOR, Powerade, Costa, Georgia, Gold Peak, Honest and Ayataka. Our nutrition, juice, dairy and plant-based beverage brands include Minute Maid, Simply, innocent, Del Valle, fairlife and AdeS. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We seek to positively impact people’s lives, communities and the planet through water replenishment, packaging recycling, sustainable sourcing practices and carbon emissions reductions across our value chain. Together with our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Twitter, Instagram, Facebook and LinkedIn.

Forward-Looking Statements
This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause The Coca-Cola Company’s actual results to differ materially from its historical experience and our present expectations or projections. These risks include, but are not limited to, the negative impacts of, and continuing uncertainties associated with the scope, severity and duration of the global COVID-19 pandemic and any resurgences of the pandemic, including the number of people contracting the virus, the impact of shelter-in-place and social distancing requirements, the impact of governmental actions across the globe to contain the virus, vaccine availability, rates of vaccination, the effectiveness of vaccines against existing and new variants of the virus, governmental or other vaccine mandates and potential associated business and supply chain disruptions, and the substance and pace of the post-pandemic economic recovery; direct or indirect negative impacts of the conflict between Russia and Ukraine; an inability to realize the economic benefits from our productivity initiatives, including our reorganization and related strategic realignment initiatives; an inability to attract or retain a highly skilled and diverse workforce; increased competition; an inability to renew collective bargaining agreements on satisfactory terms, or we or our bottling partners experience strikes, work stoppages, labor shortages or labor unrest; an inability to be successful in our innovation activities; changes in the retail landscape or the loss of key retail or foodservice customers; an inability to expand operations in emerging and developing markets; increased cost, disruption of supply or shortage of energy or fuel; inflationary pressures; increased cost, disruption of supply or shortage of ingredients, other raw materials, packaging materials, aluminum cans and other containers; an inability to successfully manage new product launches; obesity and other health-related concerns; evolving consumer product and shopping preferences; product safety and quality concerns; perceived negative health consequences of certain ingredients, such as non-nutritive sweeteners and biotechnology-derived substances, and of other substances present in our beverage products or packaging materials; damage to our brand image, corporate reputation and social license to operate from negative publicity, whether or not warranted, concerning product safety or quality, workplace and human rights, obesity or other issues; an inability to maintain good relationships with our bottling partners; deterioration in our bottling partners’ financial condition; an inability to successfully integrate and manage consolidated bottling operations or other acquired businesses or brands; an inability to successfully manage our refranchising activities; increases in income tax rates, changes in income tax laws or the unfavorable resolution of tax matters, including the outcome of our ongoing tax dispute or any related disputes with the U.S. Internal Revenue Service (“IRS”); the possibility that the assumptions used to calculate our estimated aggregate incremental tax and interest liability related to the potential unfavorable outcome of the ongoing tax dispute with the IRS could significantly change; increased or new indirect taxes in the United States and throughout the world; changes in laws and regulations relating to beverage containers and packaging; significant additional labeling or warning requirements or limitations on the marketing or sale of our products; litigation or legal proceedings; conducting business in markets with high-risk legal compliance environments; failure to adequately protect, or disputes relating to, trademarks, formulae and other intellectual property rights; changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations; fluctuations in foreign currency exchange rates; interest rate increases; unfavorable general economic conditions in the United States and international markets; an inability to achieve our overall long-term growth objectives; default by or failure of one or more of our counterparty financial institutions; impairment charges; failure to realize a significant portion of the anticipated benefits of our strategic relationship with Monster Beverage Corporation; an inability to protect our information systems against service interruption, misappropriation of data or breaches of security; failure to comply with personal data protection and privacy laws; failure to digitize the Coca-Cola system; failure by our third-party service providers and business partners to satisfactorily fulfill their commitments and responsibilities; failure to achieve ESG goals and accurately report our progress due to operational, financial, legal, and other risks, many of which are outside our control, and are dependent on the actions of our bottling partners and other third parties; increasing concerns about the environmental impact of plastic bottles and other packaging materials; water scarcity and poor quality; increased demand for food products and decreased agricultural productivity; climate change and legal or regulatory responses thereto; adverse weather conditions; and other risks discussed in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2021, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements.